Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Patrick Waddy
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL FOURTH QUARTER
AND RECORD YEAR END RESULTS

NORCROSS, GA. (July 25, 2007) — Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal fourth quarter and year ended May 31, 2007.

Revenue for the fiscal fourth quarter was a record $61.1 million, up 22% from $50.0 million in the same period last year. Of the $11.1 million total increase in revenues, approximately $2.0 million came from volume increases including instrument, warranty and service revenue in the United States, approximately $7.6 million came from price increases in the United States, approximately $0.7 million came from revenue increases outside the United States including instrument revenues, and the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates increased revenue by approximately $0.8 million. Gross margin improved during the quarter to a record 73.7% up from 68.4% in the prior year quarter.

Net income for the fourth quarter was a record $18.2 million, up 51% from $12.1 million for the same quarter last year. Diluted earnings per share totaled $0.26 on 71.0 million weighted average shares outstanding, up from $0.17 on 70.7 million weighted average shares outstanding for the same period last year.

Sales of instruments were $4.4 million in the fourth quarter of fiscal 2007, an increase from $3.8 million in the fiscal 2006 fourth quarter. As of May 31, 2007, deferred instrument revenues, including deferred service revenues, totaled $19.7 million, an increase of $1.2 million in the fourth quarter of fiscal 2007. The revenues on most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. However, we record the entire cost of sales of an instrument when our contractual obligations related to the sale of the instrument are completed.

Reagent gross margin grew to 80.7% during the fourth quarter of fiscal 2007 compared to 77.5% in the same period last year. The previously mentioned price increases were responsible for this improvement.

For the year ended May 31, 2007, revenues totaled a record $223.7 million, a 22% increase over the prior year. Net income was $60.1 million, a $20.2 million increase over the prior year. Diluted earnings per share totaled $0.85 on 70.7 million weighted average shares outstanding for the year ended May 31, 2007 as compared to diluted earnings per share of $0.56 on 71.4 million weighted average shares outstanding for the prior year.

“We are extremely pleased with both our quarterly and annual results,” said Dr. Gioacchino De Chirico, President and Chief Executive Officer. “All-time highs were once again achieved in revenues, gross margin, and net income for both the three-month period and the year ended May 31, 2007. Our strategies to grow our business and the execution of our plan continue to generate outstanding results.” Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to our recent launch of the Galileo® ECHOTM in the United States and Europe, we believe we can achieve future market share gains and revenue growth through continued Galileo placements and placements of the ECHO. Research and development work continues on a second generation Galileo and we expect that improvements in the second generation Galileo will extend by several years the life of the instrument in the market. As of May 31, 2007 the Company had received purchase orders for a total of 481 Galileo instruments worldwide (an increase of 21 in the quarter), including 286 in Europe, 193 in North America and 2 in Japan, and 423 of these instruments were generating reagent revenues, an increase of 29 in the quarter.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased $8.1 million, or 23%, from $35.9 million in the fourth quarter of 2006 to $44.0 million in the fourth quarter of 2007. Sales of Capture products increased approximately $2.5 million to $11.9 million, a 27% increase over the prior year quarter.

-For the current fiscal year, sales of traditional reagent products were $159.9 million compared with $132.7 million in the prior year, an increase of 20%. Capture® product sales increased approximately $8.4 million to $42.7 million, an increase of 24% over the prior year.

-The gross margin on traditional reagents was 79.5% for the current quarter, compared with 76.6% in the prior year quarter. The gross margin on Capture® products was 85.1% for the current quarter, compared with 80.9% in the prior year quarter.  The increase in gross margin is primarily due to price increases in the United States.

-Sales of instruments were $4.4 million in the fourth quarter of 2007 compared to $3.8 million in the fourth quarter of 2006. The gross margin on instruments, including the impact of the cost of providing service, was 0.1% for the current quarter, compared to a negative 33.9% for the same quarter last year.

-The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.8 million for the fourth quarter of fiscal 2007 as compared to the prior year quarter.  The effect on net income of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.1 million in the quarter ended May 31, 2007 as compared to the prior year quarter.

-Distribution expenses increased by $0.3 million in the fourth quarter and selling and marketing expenses increased by $2.1 million as compared to the prior year quarter. Selling and marketing expenses in the United States were impacted by an increase of $0.4 million in personnel costs, an increase in travel costs of $0.3 million, an increase in bad debt expense of $0.2 million, and an increase in stock-based compensation expense of $0.2 million related to the adoption of SFAS 123R. Selling and marketing expenses in Germany were impacted by an increase of $0.3 million in employee termination costs. General and administrative expenses decreased by $1.1 million for the fourth quarter of fiscal 2007 as compared to the prior year quarter. General and administrative expenses were impacted by a $1.6 million decrease in audit and SOX costs, and a $0.3 million decrease in legal expenses, partially offset by a $0.2 million increase in personnel costs, a $0.2 million increase in tax services, a $0.1 million increase in consulting costs, a $0.1 million increase in management bonus expense, and a $0.3 million increase in stock based compensation expense that resulted from the adoption of SFAS 123R. Research and development expenses increased by $0.5 million to $1.7 million in the fourth quarter caused by a $0.1 million increase in management bonus expense, a $0.1 million increase in stock based compensation expense related to the adoption of SFAS 123R, and $0.3 million in costs associated with the work on the second generation Galileo. Restructuring costs related to the Houston closure were $0.4 million in the fourth quarter, an increase of $0.3 million compared to the prior year quarter.

-Operations continue to generate strong cash flow. Cash, cash equivalents and marketable securities totaled $113.6 million at the end of the fourth quarter of fiscal 2007, compared to $93.7 million at the end of the third quarter and $55.7 million at May 31, 2006.

For the fourth quarter of fiscal 2007 human collagen sales decreased approximately $0.1 million, to $0.8 million, as compared to the prior year quarter. Human collagen sales were $4.1 million for the twelve months ended May 31, 2007, an increase of $0.2 million compared to the prior year.  The gross margin on human collagen sales was a negative 11.5% during the fourth quarter of fiscal 2007, compared with 43.3% in the prior year quarter. Given the relatively small amount of collagen sales, and our plan to discontinue the production of collagen in fiscal 2008 when our present commitment to a third party expires, we do not expect to make any more announcements about collagen results.

Immucor, Inc. will host a conference call July 26, 2007 at 8:30 a.m. (EDT) to review these results.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Patrick Waddy, Chief Financial Officer; and Edward L. Gallup, consultant. The call will focus on the results for the fourth quarter and general business trends.  This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Waddy or Gallup during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us — Press Releases.”

To participate in the telephone conference call, dial 1-888-324-2874, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on

July 26, 2007 by calling 1-800-947-6564.  Beginning August 2, 2007, audio of the conference call or a transcript of the audio will be available on the “About Us — Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; product development or regulatory obstacles; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected Houston closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 31,	May 31,	May 31,	May 31,
	2007	2006	2007	2006

NET SALES	$61,121	$49,957	$223,678	$183,506

COST OF SALES	16,098	15,790	65,923	61,969

GROSS PROFIT	45,023	34,167	157,755	121,537

OPERATING EXPENSES
Research and development	1,696	1,222	6,354	4,623
Selling and marketing	7,431	5,326	26,595	20,877
Distribution	2,574	2,252	9,635	8,004
General and administrative	5,377	6,456	22,162	21,963
Restructuring expense	410	110	1,051	2,689
Amortization expense and other	87	87	346	341
Total operating expenses	17,575	15,453	66,143	58,497

INCOME FROM OPERATIONS	27,448	18,714	91,612	63,040

NON-OPERATING INCOME (EXPENSES)
Interest income	996	379	2,841	978
Interest expense	(98)	(81)	(432)	(516)
Other income (loss)	(96)	8	133	(342)
Total non-operating income (expenses)	802	306	2,542	120

INCOME BEFORE INCOME TAXES	28,250	19,020	94,154	63,160
PROVISION FOR INCOME TAXES	10,037	6,959	34,086	23,317
NET INCOME	$18,213	$12,061	$60,068	$39,843

Earnings per share:
Per common share — basic	$0.26	$0.18	$0.88	$0.59
Per common share — assuming dilution	$0.26	$0.17	$0.85	$0.56

IMMUCOR, INC.

Selected Condensed Consolidated Balance Sheet Items

(Amounts in thousands)

	May 31, 2007	May 31, 2006
	(unaudited)

Cash	$113,551	$54,103
Accounts receivable — trade	47,768	37,199
Inventory	29,320	20,651
Total current assets	199,820	120,792
Property and equipment — net	30,245	25,684
Total assets	275,478	191,687

Accounts payable	8,056	7,271
Total current liabilities	36,957	27,909
Other liabilities	19,075	19,907
Shareholders’ equity	219,448	143,871